Exhibit (5.6)

[SULLIVAN & CROMWELL LLP LETTERHEAD]

May 14, 2008

Ministère des Finances du Québec,

    12, rue Saint-Louis,

        Québec, Québec,

            Canada G1R 5L3.

Dear Sirs:

As special United States tax counsel to Québec in connection with the sale by Québec of its U.S.$1,000,000,000 4.625% Global Notes Series QG due May 14, 2018 (the “Notes”), it is our opinion that the discussion under the heading “Tax Matters—- United States Taxation” in the Prospectus Supplement dated May 7, 2008 to the Prospectus dated September 29, 2006 relating to the Notes, subject to the limitations noted therein, is fair and accurate in all material respects, and we consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Québec.

By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP
Sullivan & Cromwell LLP